Exhibit D(1)(G)

AMENDMENT NO. 6 TO INVESTMENT ADVISORY AGREEMENT

This AMENDMENT NO. 6 to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is effective as of June 7, 2010, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and VALIC COMPANY II (“VC II”).

RECITALS

WHEREAS, VALIC and VALIC Company II (“VC II”) entered into an Investment Advisory Agreement dated January 1, 2002, as amended (the “Agreement”), with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the fee change to the Large Cap Value Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and VC II agree as follows:

1.	Schedule A Amendment. Schedule A is amended to reflect the advisory fee change to the Large Cap Value Fund.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		VALIC COMPANY II

By:	/S/ KURT W. BERNLOHR	By:	/S/ NORI L. GABERT

Name:	Kurt W. Bernlohr	Name:	Nori L. Gabert

Title:	Senior Vice President	Title:	Vice President & Secretary

VALIC COMPANY II

SCHEDULE A

to Investment Advisory Agreement

(Effective June 7, 2010)

COVERED FUNDS

Annual Fee computed at the following annual rate, based on average monthly net assets value and payable monthly:

Aggressive Growth Lifestyle Fund	0.10%

Capital Appreciation Fund	0.55% on the first $1 billion
0.525% on assets over $1 billion

Core Bond Fund	0.50% on the first $200 million
0.45% on the next $300 million
0.40% on assets over $500 million

Conservative Growth Lifestyle Fund	0.10%

High Yield Bond Fund	0.65% on the first $150 million
0.60% on the next $300 million
0.55% over $500 million

International Small Cap Equity Fund	0.90% on the first $100 million
0.80% on the next $650 million
0.75% on assets over $750 million

Large Cap Value Fund	0.50% on the first $500 million
0.475% on assets over $500 million

Mid Cap Growth Fund	0.80% on the first $50 million
0.75% on the next $50 million
0.70% on the next $150 million
0.65% on the next $250 million
0.60% on assets over $500 million

Mid Cap Value Fund	0.75% on the first $100 million
0.725% on the next $150 million
0.70% on the next $250 million
0.675% on the next $250 million
0.65% over $750 million

Moderate Growth Lifestyle Fund	0.10%

Money Market II Fund	0.25%

Small Cap Growth Fund	0.85% on the first $100 million
0.80% on assets over $100 million

Small Cap Value Fund	0.75% on the first $50 million
0.65% on assets over $50 million

Socially Responsible Fund	0.25% on the first $1 billion
0.24% on assets over $1 billion

Strategic Bond Fund	0.60% on the first $200 million
0.50% on the next $300 million
0.45% on assets over $500 million